UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: January 26, 2006

(Date of earliest event reported)

Grande Communications Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware		74-3005133
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

401 Carlson Circle, San Marcos, TX	78666
(Address of principal executive offices)	(Zip Code)

(512) 878-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction a.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

(a)	On January 26, 2006, Mr. Roy Chestnutt accepted the position of Chief Executive Officer and President of Grande effective as of February 13, 2006 and entered into an Employment Agreement with Grande Communications Holdings, Inc. (“Grande”), the terms of which are described in Item 5.02 below and are incorporated herein by reference.

Item 5.02 Departure Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers

(c), (d)	On January 26, 2006, Mr. Roy Chestnutt, age 47, accepted the position of Chief Executive Officer and President of Grande effective as of February 13, 2006. Mr. Chestnutt was also elected by the Board of Directors as a Director of Grande to fill a vacancy on the Grande Board of Directors. Mr. Chestnutt’s election to the Grande Board of Directors is also effective as of February 13, 2006 and is intended to last for so long as Mr. Chestnutt serves as Grande’s Chief Executive Officer. Mr. Chestnutt will not serve on any committees of the Grande Board of Directors.

Prior to joining Grande as its Chief Executive Officer, Mr. Chestnutt served as the Senior Vice President of National Field Sales and General Business for Sprint-Nextel. As an officer of Sprint Communications, Chestnutt was one of 30 top executives in the company. He was responsible for the General Business segment, which focuses on nationwide wireline and wireless operations of direct sales channels, value-added resellers (VARs), business solutions partners, sales operations and pre-sale support. Before Nextel merged with Sprint, Chestnutt held positions at Nextel Communications as Regional Vice President of the Southwest in Austin and of the West in the San Francisco Bay Area from 2000 to 2005. He also served as President of the Texas/Oklahoma area from its Austin offices. Chestnutt also has sales and marketing experience with PrimeCo Personal Communications and AirTouch Cellular.

Concurrently with his acceptance of the position as Grande’s Chief Executive Officer, Mr. Chestnutt entered into an Employment Agreement with Grande. Under the terms of the Employment Agreement, Mr. Chestnutt’s employment with Grande is at will. Mr. Chestnutt will be paid a base salary of $375,000 per annum with such increases as may be determined by the Grande Board of Directors, and Mr. Chestnutt is eligible to earn an annual bonus during each fiscal year during which he remains an executive employee of the Company of up to 100% of his then current base salary. Mr. Chestnutt will also be granted a stock option to purchase 7,000,000 shares of Grande’s common stock at a strike price of $.05 per share and a stock option to purchase 11,000,000 shares of Grande’s Series H Preferred Stock at a strike price of $.10 per share. Each of the stock options will vest 25% on the first anniversary of the date that Mr. Chestnutt commences his duties as Chief Executive Officer and 1/36th on the last day of each calendar month thereafter until fully vested. The stock options will become fully vested upon a change in control of the company as defined in the Employment Agreement.

In the event that Grande terminates the Employment Agreement without cause or Mr. Chestnutt terminates the Employment Agreement for good reason, Grande is required to pay Mr. Chestnutt severance in the amount of his then current base salary and Grande will continue Mr. Chestnutt’s then current insurance and health care coverages until the first anniversary of the date of said termination. Payment of the severance amount will be made in equal monthly installments over 12 months. The Employment Agreement also provides for the reimbursement of relocation expenses incurred by Mr. Chestnutt.

Item 9.01. Financial Statements And Exhibits.

(c) Exhibits. The following exhibit is filed as a part of this report:

Exhibit No.	Description

99	Press Release dated January 30, 2006, announcing the hiring of Roy H. Chestnut as Grande’s Chief Executive Officer and President.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANDE COMMUNICATIONS HOLDINGS, INC.

Date: January 30, 2006	By:	/s/ W.K.L. Ferguson
W.K.L. Ferguson
Interim Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Name of Exhibit

99	Press Release dated January 30, 2006, announcing the hiring of Roy H. Chestnut as Grande’s Chief Executive Officer and President.